UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 12, 2020

Date of Report (Date of earliest event reported)

Can B̅ Corp

(Exact name of registrant as specified in its charter)

Florida	000-55753	20-3624118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 South Broadway, Suite 120 Hicksville, NY	11801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 516-595-9544

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CANB	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On May 12, 2020, Can B̅ Corp. (the “Company” or “CANB”) closed the transactions contemplated by a Securities Purchase Agreement (the “Purchase Agreement”), with Labrys Fund, LP, a Delaware limited partnership (“Labrys”) pursuant to which Labrys purchased a Secured Convertible Promissory Note (the “Note”) in the principal amount of $225,000 (the “Principal Amount”) for $204,545 in immediately available funds. The Company also issued Labrys 142,545 shares of the Company’s Common Stock (the “Shares”) as a condition of the Purchase Agreement. 118,000 of the Shares will be returned to the Company upon full repayment of the Note within 180 days of its issuance.

If the Company sells any of CANB’s Common Stock or securities convertible into shares of CANB’s Common Stock at any time while the Note is outstanding (a “Subsequent Financing”), Labrys shall have the right to participate in such Subsequent Financing up to an amount equal to $225,000 on the same terms, conditions and price provided for in the Subsequent Financing.

Labrys purchased the Note for $204,545 with and original issuance discount of approximately 9.09%, resulting in the $225,000 principal amount of the Note. The Note bears interest at 12% per year and matures on October 21, 2020 (the “Maturity Date”). The Note is convertible into shares of the Company’s Common Stock at a price share (the “Conversion Price”) equal to the lower of (i) $6.00 or (ii) 80% of the closing bid price of the Company’s Common Stock on the date of conversion (the “Conversion Date Price”), per share; provided, however, that Labrys may not convert any portion of the Note which would cause Labrys collectively with its affiliates to hold more than 4.99% of the Company’s issued and outstanding Common Stock, unless such limit is waived; but under no circumstances may Labrys convert any portion of the Note which would cause Labrys collectively with its affiliates to hold more than 9.99% of the Company’s issued and outstanding Common Stock. The principal amount of the Note will be increased by the amount of all expenses incurred by Labrys relating to the conversion of the Note into shares of Common Stock, up to a maximum of $750 per conversion.

While the Note is outstanding, Labrys may not sell any securities representing more than the greater of (i) 15% of the daily trading volume for the Company’s Common Stock or (ii) $2,000.00 during any given trading day. In addition, Labrys may not execute any short sales on any of the Company’s Common Stock at any time while the Note is outstanding.

The Note requires that CANB reserve 900,000 shares of its authorized but unissued Common Stock (the “Reserved Amount”) for issuance to Labrys upon conversion of the Note. The Company is subject to penalties for failure to timely deliver shares to Labrys following a conversion request.

The Note is secured by a security agreement (the “Security Agreement”) granting Labrys a security interest encumbering all assets of the Company, which is subordinate to the security interest granted to FirstFire Global Opportunities Fund, LLC (as previously reported).

The Purchase Agreement, Note and Security Agreement (collectively, the “Transaction Documents”) contain other covenants and restrictions common with this type of debt transaction.

The foregoing descriptions of the Transaction Documents are qualified in their entirety by the terms of the full text of the Transaction Documents.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See item 1.01 regarding the Note issued to Labrys and the obligations of the Company relating thereto.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01 for discussion of the Shares and Note issued to Labrys. The Shares and Note were issued in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”), as amended, and Rule 506(b) of Regulation D as promulgated by the SEC under the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description
10.1	Labrys Securities Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Can B̅ Corp.

Date: May 18, 2020	By:	/s/ Marco Alfonsi
Marco Alfonsi, CEO